Exhibit 4.2
Summary of Stock Option Grant

 SUMMARY OF OPTION GRANT
2015 TAYLOR DEVICES, INC. STOCK OPTION PLAN

Name of Optionee:

Address of Optionee:

Taxpayer Identification Number:

Number of Options:

Exercise Price per Share:

Incentive Stock Options OR	Does Optionee have right to pay option price by means of Company shares?
Non-Qualified Stock Options	Yes	No

Date of Grant:                       Expiration Date:

STOCK OPTION AGREEMENT

                    The undersigned, TAYLOR DEVICES, INC., a New York corporation with offices at 90 Taylor Drive, North Tonawanda, New York 14120 (the "Company") and the above named Optionee, an individual residing at the address shown in the above, hereby enter into this STOCK OPTION AGREEMENT effective as of the Date of Grant (the "Agreement"), as stated above, upon the Terms and Conditions attached hereto and expressly incorporated into this Agreement (the "Terms and Conditions").

                                                                                TAYLOR DEVICES, INC.

                                                                                By:
                                                                                Douglas P. Taylor, President

                     The undersigned Optionee hereby agrees to the Terms and Conditions, and acknowledges receipt from the Company of a copy of the 2015 Taylor Devices, Inc. Stock Option Plan.

                                                                                OPTIONEE:

                                                                                [NAME]

TERMS AND CONDITIONS

                Optionee is an [employee/director] of the Company.  The Compensation Committee of the Company (the "Committee") has determined that the Optionee is a key employee of the Company, or has otherwise met the criteria necessary for the grant of options under the 2015 Taylor Devices, Inc. Stock Option Plan (the "Plan").  The Plan was adopted by the Board of Directors of the Company and approved by shareholders on October 23, 2015.  The Committee has elected to grant options to the Optionee, which options shall be exercised in accordance with this Agreement and the Plan; and

                 Optionee wishes to accept this grant.

                NOW, THEREFORE, the Company and the Optionee agree as follows:

                1.             Grant of Options.  By this Agreement, the Company grants to the Optionee, and the Optionee accepts from the Company as of the date of this Agreement, on the terms and conditions set forth herein, options (individually or collectively referred to as the "Options") to purchase the number of shares of its Common stock, $0.025 par value (the "Common Stock"), at the purchase price per share, set forth above in the Summary of Option Grant.  As specified in such Summary of Option Grant, the Options are either Incentive Stock Options, or Non-Qualified Stock Options which will not be treated as "Incentive Stock Options" under the Internal Revenue Code of 1986, as amended (the "Code").  As provided in the Plan, to the extent that the aggregate fair market value (determined as of the Grant Date) of Common Stock with respect to which Options are exercisable for the first time by Optionee during any calendar year (under all plans of the Company and its Subsidiaries) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which granted) shall be treated as Non-Qualified Stock Options notwithstanding any inconsistent designation in the Summary of Option Grant.

                The Options are issued under and subject to all of the terms and conditions of the Plan. The Plan, except as expressly modified by the provisions set forth in this Agreement, is hereby incorporated by reference into this Agreement.  Terms defined in the Plan and not otherwise defined in this Agreement shall have the meanings set forth in the Plan.

                2.             Term of Option.  The Options shall terminate on and shall not be exercisable after the Expiration Date set forth above in the Summary of Option Grant and in no event more than ten (10) years after the Date of Grant.  In the event that the Options shall be designated as Incentive Stock Options and granted to a more than ten percent (10%) shareholder of the Company, the Options shall terminate not later than five (5) years after the Date of Grant, as set forth in this Agreement.  Except as provided herein, the Options may be exercised only during the continuance of the Optionee's employment with the Company.

                                        a.            An Option held by an Optionee whose employment is terminated due to becoming Permanently and Totally Disabled shall terminate (i) in the case of an Incentive Stock Option, one year after the date of termination of employment, and (ii) in the case of a Non-Qualified Stock Option, upon its expiration date.

                                        b.            An Option held by an Optionee whose employment is terminated due to death or who dies within three months after termination of employment shall terminate (i) in the case of an Incentive Stock Option, one year after the date of termination of employment, and (ii) in the case of a Non-Qualified Stock Option, within one year from the date the Optionee's death, and the Option shall be exercisable within such period of one year by the executor or administrator of the Optionee's estate or by the person to whom the Optionee shall have transferred such right by last will and testament or by the laws of descent or distribution.

                                        c.           An Incentive Stock Option or a Non-Qualified Stock Option held by an Optionee whose employment terminates for cause, as determined by the Committee, shall expire immediately upon the date of termination unless some other expiration date is fixed by the Committee.

                                       d.           An Option held by an Optionee whose employment terminates for any reason other than those specified in subsection (a), (b), or (c) above shall expire (i) in the case of an Incentive Stock Option, three months after the date of termination of employment, and (ii) in the case of a Non-Qualified Stock Option, unless another date is fixed by the Committee, eighteen months after the date of termination.

                                e.             The foregoing notwithstanding, no Option shall be exercisable after its expiration date.

                Whether an authorized leave of absence or an absence for military or governmental service shall constitute termination of employment for purposes of the Plan shall be determined by the Committee, which determination shall be final, conclusive, and binding upon the affected Optionee and any person claiming under or through such Optionee.

                3.             Exercise of Options.  The Optionee shall exercise all or any part of the vested Options by giving written notice to the Company, in such form as the Committee shall have prescribed or approved, of such election and of the number of shares he or she has elected to purchase.  The purchase price per share of the Options shall be the price set forth in the Summary of Option Grant above.  The full purchase price of the stock as to which the Options are being exercised shall be paid in cash; provided, however, that in lieu of cash, with the approval of the Committee when the Options are granted or at or prior to exercise, an Optionee may exercise his or her Options by tendering to the Company shares of Common Stock owned by him or her pursuant to Section 9(b) of the Plan.

                4.             Shareholder Rights.  Neither the Optionee nor any transferee under this Agreement shall have any rights as a shareholder with respect to any shares subject to Options until the date a stock certificate is issued evidencing ownership of such shares.  The Company shall deliver to the Optionee a certificate representing the shares as to which options have been exercised as soon as administratively feasible following such exercise.

                5.             Non-Transferability.  Options shall not be assignable or transferable by the Optionee other than by will or the laws of descent and distribution.  During the lifetime of an Optionee, the Options shall be exercisable only by such Optionee.  Any transfer of Options attempted in violation of this Agreement shall be void.

                6.             Compliance with Securities Laws.  No Options shall be exercisable in whole or in part if at any time the Committee or the Board of Directors, as the case may be, shall determine, in its discretion, that the listing, registration, or qualification of the shares subject to such Options on any securities exchange or under any applicable law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of or in connection with the granting of such Options or the issue of shares thereunder unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board.  If a registration statement under the Securities Act of 1933 with respect to shares issuable upon exercise of any Options is not in effect at the time of exercise, the person exercising such Option shall give the Committee a written statement, satisfactory in form and substance to the Committee, that he or she is acquiring the shares for his or her own account for investment and not with a view to their distribution, and the Company may place upon any stock certificate for shares issuable upon exercise of such Options such legend as the Committee may prescribe to prevent disposition of the shares in violation of the Securities Act of 1933 and any other applicable law.

                7.             Reporting.  In the event the Optionee disposes of the shares acquired from the Options and, as a result of the disposition, recognizes ordinary income, the Optionee shall give written notice to the Company, as soon as reasonably practicable, of such disposition and the amount taxable as ordinary income to the Optionee as a result of the disposition.

                8.             Notices.  All notices provided for under this Agreement shall be in writing and shall be delivered by hand or sent by certified mail to the addresses specified in the Summary of Option Grant above or to such other addresses that the respective parties may designate in writing.

                9.             No Right to Employment.  Nothing contained in this Agreement, nor the granting of any Options to the Optionee hereunder, shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company to employ or continue employment of Optionee for any specific period.

                10.          Interpretation.  This Agreement shall be governed by and construed under the laws of the State of New York, without reference to conflict-of-laws principles. All decisions and interpretations made by the Committee or the Board of Directors with respect to any question arising under this Agreement or the Plan shall be conclusive and binding upon the Optionee.

                11.          Amendment.  No term, condition, understanding or agreement purporting to modify the terms of this Agreement shall be binding unless made in writing and signed by both parties hereto.

                12.          Waiver.  No failure of a party to exercise any power given to it under this Agreement or to insist upon strict compliance with any obligation or condition thereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its rights to demand exact compliance with the terms of this Agreement.

                13.          Binding on Heirs, etc.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and the Optionee and his or her heirs, executors and administrators.